UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 2, 2017 (January 30, 2017)

EZTD INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51255	98-0374121
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Yehezkel Koifman Street, Tel-Aviv

68012, Israel

(Address of Principal Executive Offices)

+972-73-705-8000

(Issuer’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Chief Financial Officer

EZTD Inc., or the Company, has appointed Mr. Zviel Gedalihou, age 35, to serve as the Company’s Chief Financial Officer, effective as of January 30, 2017.

For his services as Chief Financial Officer, Mr. Gedalihou will receive a monthly base salary in the amount of NIS 24,000 for the first three months of his employment, after which he will receive a monthly base salary in the amount of NIS 28,000. For hours worked in excess of his full time employment, Mr. Gedalihou is also entitled to receive a monthly overtime payment of NIS 6,000 for the first three months of his employment, after which he will be entitled to receive a monthly overtime payment of NIS 7,000. Mr. Gedalihou has also been granted options to purchase up to 35,553 shares of common stock of the Company, effective as of January 30, 2017.

From 2012 until present, Mr. Gedalihou was employed as CFO for Markstone Capital Group. In addition to traditional CFO responsibilities and in connection with his role as CFO, Mr. Gedalihou served as CEO and director of various other private companies. Prior to that, from 2011 to 2012, he served as finance manager of investment company Modus Selective.

There are no transactions in which Mr. Gedalihou has an interest requiring disclosure under Item 404(a) of Regulation S-K.

The employment agreement, dated as of January 30, 2017, by and between Win Global Markets Inc. (Israel) Ltd., a subsidiary of the Company, or the Subsidiary, and Mr. Gedalihou, or the Employment Agreement, is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. The foregoing is only a description of the material terms of the Employment Agreement and does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to such exhibit.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Employment Agreement, dated as of January 30, 2017, by and between the Subsidiary and Zviel Gedalihou.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 2, 2017	EZTD INC.

	By:	/s/ Shimon Citron
Name: Shimon Citron Title: Chief Executive Officer

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